EXHIBIT 10.39
MERIDIAN BIOSCIENCE, INC.
2004 EQUITY COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT
PERFORMANCE AWARD
Summary of Restricted Stock Award Grant
Meridian Bioscience, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Meridian Bioscience, Inc. 2004 Equity Compensation Plan, as Amended and Restated through January 22, 2008 (the “Plan”) and this Restricted Stock Award Agreement (the “Agreement”), the following number of shares of Restricted Stock of the Company (the “Restricted Shares”), on the Grant Date set forth below:

Name of Grantee:

Number of Shares:

Grant Date:	11/12/2009		:

Vesting Dates:	25%	11/12/2010

(Providing Earnings	25%	11/12/2011

Target Achieved)	25%	11/12/2012

	25%	11/12/2013

Terms of Agreement
1. Grant of Restricted Stock Awards. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Grant Date, the total number of Restricted Shares set forth above. The Restricted Shares shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.
2. Vesting of Restricted Shares.
(a) This grant of Restricted Shares shall not vest and shall become void and be of no further effect at the time net earnings for Meridian’s fiscal year ended September 30, 2010 are determined and such earnings are released to the public unless such net earnings (the “Actual Earnings”) exceed $39,000,000, subject to treatment of certain items as defined in Item A of the 2010 Officers’ Performance Compensation Plan (Corporate Incentive Bonus Plan) (the “Earnings Target”). If the Actual Earnings exceed the Earnings Target, this grant of Restricted Shares shall continue in full force and effect in accordance with the terms and conditions of the Plan and this Agreement and such Restricted Shares shall vest 25% per year from the date of grant. The provisions of Section 12.1.2 of the Plan concerning retirement shall apply to this grant unless and until it is determined that the Actual Earnings exceed the Earnings Target and the Actual Earnings are released to the public. If retirement occurs prior to March 31, 2010, the Restricted Shares are forfeited even if the Actual Earnings exceed the Earnings Target. Furthermore, regardless of whether the Actual Earnings exceed the Earnings Target, if any of the events outlined in Sections 4.3 and 4.4 of the Plan occur prior to the release to the public of the Actual Earnings, the Restricted Shares will be deemed to be earned and vested immediately upon the occurrence of any of such events.
(b) Notwithstanding Section 2(a), all of the Restricted Shares shall vest in accordance with the terms and conditions of the Plan if, during the period from the Grant Date through to the Vesting Dates (the “Vesting Period”), (i) the Grantee dies while in the employ of the Company or any Subsidiary; (ii) the Grantee terminates employment with the Company and its Subsidiaries as a result of a Disability; or (iii) an event described in Article 12 of the Plan other than Retirement occurs while the Grantee is employed by the Company or any Subsidiary.
(c) Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Restricted Shares become vested and nonforfeitable on such terms and conditions as it deems appropriate in accordance with the terms and conditions of the Plan.
3. Forfeiture of Restricted Shares. The Restricted Shares that have not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2(b) and 2(c).

4. Payment.
(a) The Company shall deliver to the Grantee the Restricted Shares within thirty (30) days following the date that the Restricted Shares become vested in accordance with Section 2.
(b) The Company’s obligations with respect to the Restricted Shares shall be satisfied in full upon the delivery of the Shares.
5. Restrictive Legend. Certificates representing the Restricted Shares granted pursuant to this Agreement shall bear a legend making appropriate reference to the restrictions imposed, and such certificates shall remain in the physical custody of the Company until all restrictions are removed or have expired.
6. Transferability. The Restricted Shares may not be transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, until all restrictions are removed or have expired, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 6 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.
7. Dividend, Voting and Other Rights. The Grantee shall possess dividend and voting rights with respect to the Restricted Shares granted pursuant to this Agreement as of the Grant Date. Any dividends or distributions on the Restricted Shares shall be paid in accordance with quarterly dividend declarations by the Board of Directors.
8. Continuous Employment. Unless otherwise specified by the Plan, for purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.
9. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
11. Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Shares pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee hereunder, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.
12. Adjustments. The number and kind of Shares deliverable pursuant to a Restricted Stock Award are subject to adjustment as provided in Section 4.2 of the Plan.
13. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

14. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.
15. Compliance with Section 409A of the Code. It is intended that this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Restricted Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.
16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern except with respect to Section 2(a) of this Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.
18. Successors and Assigns. Without limiting Section 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.
20. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

MERIDIAN BIOSCIENCE, INC.
By:
	Name:	Melissa Lueke
	Title:	Vice President, Chief Financial Officer